Exhibit 99.1

American Financial Group, Inc. Enters Agreement

To Purchase Marketform Group Limited

Cincinnati, Ohio - December 17, 2007 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today announced it has entered into a definitive agreement to become the majority shareholder in Marketform Group Limited ("Marketform"). Marketform is a Lloyd's insurer that focuses on specialty property and casualty insurance products outside of the United States, and is a market leader in the non-U.S. medical malpractice market.

Under the agreement, AFG will pay approximately $75 million, which may be adjusted based on Marketform's final balance sheet. As a result, AFG will effectively own approximately 67% of Marketform and Marketform's management and staff will own the remaining one-third interest. AFG has also provided a $46 million letter of credit as a corporate member of Lloyd's Syndicate 2468, which is managed by Marketform. As a result of this action and the Marketform acquisition, AFG will be providing approximately 51% of the capital to Syndicate 2468. This acquisition is expected to increase AFG's gross written premiums by approximately $150 million in 2008. While the transaction is subject to customary conditions and regulatory approvals, a closing is anticipated in the early part of 2008.

"We are very excited to enter into this new relationship with AFG and look forward to working with the Great American Insurance team", commented Holly Bellingham, Chairman of Marketform. "The new investment from AFG gives us a solid financial platform that will help take the company to the next level of development, providing us with new opportunities, new lines of business to underwrite and ultimately further profitable growth."

Carl Lindner III, Co-Chief Executive Officer of AFG, commented, "We are enthusiastic about our ability to partner with Marketform's management and employees to grow our business internationally. We feel that Marketform's existing book of business and underwriting philosophy are a good match for AFG and Great American Insurance Group. We are committed to expanding Marketform's current product offerings into several of our specialty businesses. This acquisition supports one of our strategic objectives of increasing AFG's geographic coverage. We expect this transaction to add approximately $.03 per share to AFG's 2008 earnings and that its earnings contribution should grow to more than three times that amount over the next four years. We continue to expect our core net operating earnings guidance for 2008 to be between $3.75 and $3.95 per share."

About American Financial Group, Inc.

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.

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About Marketform

Marketform is a leading specialist liability insurer and was founded by group chairman Holly Bellingham in 1989 after she led a management buy-out from the Crawley Warren Group. Based in London with subsidiary companies in Spain, Italy and Australia, Marketform is a market leader for non-US medical professional liability insurance and other specialty casualty lines such as professional indemnity, general liability, product recall, directors and officers' liability, and specialist personal accident business. In 2006, Marketform was named by the London Times as one of the top 100 best places to work.

The Marketform Group includes the Lloyd's managing agent that manages Lloyd's Syndicate 2468 (Marketform Managing Agency Limited), two Lloyd's corporate members that provide capital to Syndicate 2468, and a Lloyd's service company that writes insurance on behalf of a consortium of syndicates that includes Syndicate 2468 (Marketform Limited).

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: AFG's expectations concerning market and other conditions, earnings and investment activities as well as the impact of the transaction and expected expense savings.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the terms of the proposed transactions, changes in economic conditions including interest rates, performance of securities markets, the availability of capital, regulatory actions and changes in the legal environment affecting AFG and other changes in market conditions that could affect any party to the proposed transactions.

Contact:	Anne N. Watson	Web Sites:	www.afginc.com
	Vice President - Investor Relations		www.GreatAmericanInsurance.com
American Financial Group, Inc.
(513) 579-6652

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